For period ending: December 31, 2012

Exhibit 77D
File number: 811-9036

Exhibit 77Q1

At the June 7th & 8th, 2012 Meeting of the Board of Trustees, the Board approved changing in benchmark of the UBS U.S. Treasury Inflation Protected Securities Relationship Fund from the Citigroup US Inflation Linked Securities Index to the Barclays U.S. Treasury Inflation-Protected Securities (TIPS) Index.  This change went into effect on July 1, 2012.

For period ending: December 31, 2012

Exhibit 77D
File number: 811-9036

Exhibit 77Q1

At the September 6th and 7th, 2012 meeting of the Board of Trustees, the Board approved the expansion of the Funds' disclosure regarding their investments in interest only (IO) and principal only (PO) securities. The additional disclosure will appear in the statement of additional information for all fixed income and asset allocation funds and will be included in the annual registration statement update to be filed on April 30, 2013.

UBS Relationship Funds

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